EMBARGOED FOR USE BEFORE	Contact:
After 5pm (Eastern)	Jack Ross, Chairman / CEO
July 1, 2015	Synergy Strips
Jack@synergystrips.com
615-939-9004

Synergy Strips Corp Does another Acquisition with the Purchase of U.S Rights For Neuragen®

Westbrook, Maine, July 1, 2015 – Synergy Strips Corp (OTCQB: SNYR) a consumer health care company, today announced through its wholly owned subsidiary Neuragen Corp the purchase from Knight Therapeutics Inc. (TSX: GUD) (“Knight” or the “Company”), a leading Canadian specialty pharmaceutical company, the U.S. rights related to Neuragen®, an innovative OTC product that helps relieve pain caused by diabetic nerve damage. Knight retains Canadian rights and ex-U.S. global rights to Neuragen®.

Under the terms of the agreement, Synergy will Pay Knight a minimum aggregate consideration of US$1,200,000 payable as follows: (i) US$250,000 upon closing, (ii) US$250,000 by June 30 2016, (iii) US$700,000 payable in quarterly installments equal to the greater of US$12,500 or 5% of U.S. net sales, plus (iv) 2% of U.S. net sales of Neuragen® for 60 months thereafter.

“This sale of the U.S. rights to Neuragen® allows us to not only recover the principal of our CDN$850,000 secured loan to Origin, but also provides Knight with a healthy return. In addition, we are strengthening our relationship with Synergy, our U.S. OTC commercialization partner, and focusing on the upcoming Canadian re-launch of Neuragen®, our first commercial product north of the border,” said Jonathan Ross Goodman, President and CEO of Knight.

“We are pleased to add another unique offering to our U.S. portfolio; it is consistent with the company’s strategy to grow by further acquisition. We are deliberately seeking to generate shareholder value through the addition of products that help improve the lives of customers while leveraging our existing distribution relationships. We will continue to be active on the acquisition trail” said Jack Ross, President and CEO of Synergy.

About Neuragen®

Neuragen® is a topical product that works directly at the site of the pain as opposed to oral products. Neuragen® reduces the spontaneous firing of damaged peripheral nerves. By calming these firings at the source, Neuragen® is clinically shown to reduce shooting and burning pains quickly and without the side effects of orally taken medications. This is in part due to the small lipophilic molecules found in Neuragen® which rapidly carry the active ingredients through the rough outer layer of the skin to the site of the pain. Neuragen is available over the counter in most local pharmacies either in the diabetic section or the analgesic (pain) section. For more information, please visit www.neuragen.com.

About Knight Therapeutics Inc.

Knight Therapeutics Inc., headquartered in Montreal, Canada, is a specialty pharmaceutical company focused on acquiring or in-licensing innovative pharmaceutical products for the Canadian and select international markets. Knight’s shares trade on TSX under the symbol GUD. For more information about Knight Therapeutics Inc., please visit the Company’s web site at www.gud-knight.com or www.sedar.com.

About Synergy Strips Corp.

Synergy Strips Corp. (OTCQB:SNYR) is a Consumer Health Care Company, that is in the process of building a portfolio of best-in- class consumer product brands. Synergy’s strategy is to grow its portfolio both organically and by further acquisition.

About FOCUSfactor® “Another Synergy Brand”

FOCUSfactor is sold at America’s leading retailers such as Costco, Sam’s Club, Wal-Mart, Walgreens and The Vitamin Shoppe. FOCUSfactor, America’s leading brain health supplement, is a nutritional supplement that includes a proprietary blend of brain supporting vitamins, minerals, antioxidants and other nutrients. In December 2012, the United States Patent and Trademark Office issued US Patent 8,329,227 covering FOCUSfactor’s proprietary formulation “for enhanced mental function.” The issuance of the patent marked one of the few times a patent has been issued for a nationally branded nutritional supplement. FOCUSfactor is clinically tested with results demonstrating improvements in focus, concentration and memory in healthy adults.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Synergy’s prospects should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: Synergy’s ability to integrate the Neuragen® product line into its current operations; Synergy’s dependence on third parties for its research and development, manufacturing and distribution functions; Synergy’s’ dependence on its license relationships; the risks and uncertainties associated with Synergy’s ability to manage its limited cash resources; obtaining additional financing to support Synergy’s operations; protecting the intellectual property developed by or licensed to Synergy for Neuragen®; and Synergy’s ability to build its operations to support its business strategy and promote its products. These and other risks are described in greater detail in Synergy’s filings with the SEC, copies of which are available free of charge at the SEC’s website (www.sec.gov) or upon request from Synergy. Synergy may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Synergy assumes no obligation and does not intend to update these forward-looking statements, except as required by law.